THE SHAW GROUP INC.
2005 Management Incentive Plan

THE SHAW GROUP INC.
2005 Management Incentive Plan

1.0 PURPOSE OF THE PLAN

The purpose of The Shaw Group Inc. 2005 Management Incentive Plan (“Plan”) is to recognize and reward key management and professional employees for their ability to assist the Company to achieve, or exceed identified Company goals, as well as personally achieve or exceed established pre-agreed individual performance goals.

The Plan will offer a comprehensive program that will enable the Company to:

•	Cost effectively attract and retain key management and professional personnel to enhance the Company’s leadership position; and

•	Motivate responsible management to achieve Company goals and foster teamwork within the Company by relating the incentive portion of total compensation directly to measurable performance criteria linked to the creation of enhanced shareholder value.

2.0 ELIGIBILITY

Regular full-time active employees nominated by Senior Management are eligible for participation in the Plan. Participation in the plan will normally be limited to the most senior levels of management reporting to the Divisional President and analogous levels within the corporate groups.

Employees must be approved for Plan eligibility each plan year. Eligibility in any given plan year does not ensure eligibility in subsequent years. Management will submit a list of participants/positions with proposed targets, metrics, performance criteria, etc., to Human Resources for review and approval by the Company’s Chief Operating Officer and Chief Financial Officer.

Incentive awards will only be paid to participants who are regular full-time status employees at the time the award is paid.

Incentive awards will be calculated on the participant’s annual base salary in effect at the beginning of the performance period.

Certain executives and employees, as determined by the Compensation Committee, the Chief Operating Officer or the Chief Financial Officer, with contractual compensation terms will be excluded from eligibility in this Plan.

3.0 PLAN YEAR

The plan year for individual incentive awards will coincide with Shaw’s fiscal year, September 1, through August 31. The Plan will renew annually and continue in effect until terminated by the Compensation Committee.

4.0 PERFORMANCE CRITERIA

The Compensation Committee of the Board of Directors (“Committee”) shall establish one or more elements of performance criteria for the Company and/or its major business divisions for the Plan year. For FY05, 50% of the bonus is based upon financial metrics, with this 50% equally weighted between (i) corporate consolidated performance; and (ii) business unit performance. The other 50% of the bonus is based upon a subjective evaluation of discretionary factors.

Financial metrics include (1) Income Before Taxes (and after return on assets, “ROA”) for divisions and earnings per share for corporate (consolidated); and (2) Cash Flows provided by Operating Activities, and will not include extraordinary/unusual events and transactions (or will be subject to good faith, equitable adjustments in budgeted amounts).

Discretionary factors may include:

•	Environmental, health and safety performance;

•	Legal and regulatory compliance;

•	Ethics;

•	Organizational development;

•	Earnings growth;

•	New awards revenue;

•	Effective cost management;

•	Attraction/retention/development of high potential employees;

•	Other relevant factors as determined by senior management.

While awards based upon discretionary factors may be paid if objective performance factors (financial metrics) are not met, the fact that financial metrics are not met may be indicative of poor individual performance.

Modifications to these metrics and factors for Non-Executive Management are permissible for the purpose of motivating specific behavior, performance, etc, subject to review and approval of the Company’s Chief Operating Officer and the Chief Financial Officer.

5.0 INDIVIDUAL PERFORMANCE

Individual awards can be granted up to two times an individual’s personal target, depending upon performance.

6.0 INDIVIDUAL AWARD TARGETS

Each participant will be assigned to an annualized target incentive award specified as a percentage of salary. Incentive awards will be prorated as necessary so that the sum of the individual awards does not exceed the authorized incentive pool funding.

7.0 INCENTIVE POOL FUNDING

The Committee shall determine the total amount of funds authorized for payment of incentive awards and specify the relationship between the attainment of specified performance criteria and the payment of incentive awards. The FY05 bonus pool is established based upon (1) an aggregate of 50% of the target annual incentive awards of all participants; and (2) 50% of the Income Before Taxes (and after ROA) for each division and corporate (unconsolidated) in excess of budgeted amounts. The incentive pool will be capped and not exceed an amount equal to two times the aggregate of the target annual incentive awards of all participants.

Accruals for the Incentive Pool will be maintained at Corporate and charged to Divisions. The Chief Financial Officer shall determine, based upon divisional and corporate performance, reforecasts and other relevant information, the amount of any quarterly accruals.

8.0 DETERMINATION OF INCENTIVE AWARD PAYMENTS

The Chief Operating Officer and Chief Financial Officer shall determine any formulas necessary to determine the appropriate performance criteria and the weighting of such criteria in determining incentive award payments for specific subgroups of participants in the Plan.

9.0 ADJUSTMENTS AND FORM OF PAYMENT

The Committee reserves the right to make good faith adjustments to any of the performance criteria and/or the amount of incentive awards due to a material change in the Company’s structure including but not limited to acquisitions, divestitures or mergers. Further, although it is contemplated that incentive awards will be paid in cash, the Committee may at its discretion, subject to and in compliance with applicable laws and regulations and shareholder approvals, if required, determine that incentive awards be made in the form of cash, stock, stock options or in any other form or combination of forms as the Committee should determine.

In no event will any awards be accrued or payable if such accrual or payment will result in any breach of a covenant or obligation under any credit agreement or indenture or otherwise have a material adverse impact on the financial condition of the Company.

10.0 ADMINISTRATION

The Plan shall be administered by the Committee. The authority of the Committee includes, but is not limited to, the following:

•	Determining eligibility for participation in the Plan

•	Determining incentive award opportunities and earned awards

•	Determining performance criteria and performance goals

•	Authorizing payments and determining the form of payment

•	Interpreting the Plan and exercising its power to prescribe, amend, or rescind rules and regulations relating to the Plan

•	Adjusting the Company’s performance goals and/or funded incentive pool due to a material change in the organizational structure of the Company and/or occurrence of extraordinary events.

The Compensation Committee may, in its discretion, delegate its authority under this Plan to management.

11.0 CHANGES IN CAPITAL STRUCTURE AND OTHER EVENTS

Upon dissolution or liquidation of the Company or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon sale of all or substantially all of the assets of the Company, or change in control, the Committee may at its sole discretion:

•	Accelerate the payment of earned awards under the Plan

•	Make any other adjustments of amendments to the Plan and outstanding incentive awards as it may deem equitable

12.0 AMENDMENT AND TERMINATION OF THE PLAN

The Committee may at any time and from time to time suspend, terminate, modify, or amend the Plan.

13.0 GENERAL PROVISIONS

The Company may reduce incentive awards by the gross amount of any overtime paid to the participant as well as the gross amount of any other incentive compensation awards paid. Special recognition awards (such as for years of service or for technical or professional accomplishments, etc.) will not be deducted.

The Company may deduct federal, state and any other local taxes of any kind required by law to be withheld upon payment of any incentive award under the Plan.

Nothing in this Plan or in any award granted pursuant hereto shall confer on an individual any right to continue in the employ of the Company or any of its subsidiaries or deter in any way the right of the Company or any subsidiary to terminate any employment.

The Plan shall take effect upon its adoption by the Committee.

Awards granted under this Plan shall not be transferable otherwise than by will or by laws of descent and distribution, and awards may be realized during the employment of the participant or by his or her guardian or legal representative.